Exhibit 99.1

Republic Services Names Jon Vander Ark President;

Appoints Tim Stuart Chief Operating Officer

PHOENIX (April 30, 2019) – Republic Services, Inc. (NYSE: RSG) announced today that Jon Vander Ark has been named president of the Company. As president, Vander Ark is responsible for the Company’s ongoing transformation and continued growth. He will oversee operations, sales, marketing and business development and will continue reporting to Don Slager, chief executive officer.

Prior to this appointment, Vander Ark served as chief operating officer, developing greater rigor around safety, fleet readiness, labor effectiveness and route optimization. He joined Republic Services in January 2013 as EVP, chief marketing officer, responsible for advancing the Republic Services brand, elevating the Company’s customer-centric service approach, and introducing its Priority Based Selling technique and its Capture tablet-based pricing tool.

In 2016, Vander Ark assumed the role of EVP, operations, overseeing performance and financial results across the field organization. Prior to Republic, he served as a partner at McKinsey & Company’s Detroit office, managing clients across a variety of industries, including transportation, logistics, manufacturing and consumer products. He received a bachelor’s degree from Calvin College and a Juris Doctorate from Harvard Law School.

Tim Stuart has been appointed chief operating officer, succeeding Vander Ark. With nearly 25 years in the industry, starting as operations supervisor, Stuart has deep experience across of all aspects of business operations. He joined Republic Services in 2006 as director of operations and has since held roles of increasing responsibility, including area president; vice president, customer experience; region vice president; region president; and most recently EVP, operations.

During his tenure, Stuart pioneered the Company’s customer experience efforts, implementing service commitment methodologies and metrics, along with its use of Net Promoter Score as a key customer insight tool. Stuart received a bachelor’s degree in business administration from the University of Alabama and an MBA from Florida Gulf Coast University.

As COO, Stuart is responsible for continuing to operationalize the Company’s strategy and execute its business plan across field operations. In addition to leading the general management organization, he will have functional responsibility for safety, operations effectiveness, engineering, environmental compliance and fleet management. Stuart will continue reporting to Vander Ark.

“We’ve built a high-caliber executive leadership team through a commitment to leveraging composite strength and creating deliberate development plans for our people,” said Slager. “Both Jon and Tim work effectively together and have delivered sustainable results for our customers and shareholders. They have built strong teams and remain focused on making Republic a place where the best people come to work. I’m looking forward to working closely with them in their new roles as we continue to strengthen The Republic Way and accelerate the Company’s growth over the coming years.”

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make responsive waste disposal effortless for its 14 million customers. We’ll handle it from here.®, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue Planet for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at Facebook.com/RepublicServices and follow on Twitter @RepublicService and Instagram @republic_services.

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Media	Investors

Karen Henson	Nicole Giandinoto
Media@RepublicServices.com	Investor@RepublicServices.com
(480) 757-9770	(480) 627-7098